UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

General Motors Financial Company, Inc.

Exact name of registrant as specified in its charter)

Texas	1-10667	75-2291093
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

801 Cherry Street, Suite 3500, Fort Worth, Texas 76102

(Address of principal executive offices, including Zip Code)

(817) 302-7000

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 19, 2013, General Motors Financial Company, Inc. (“GM Financial”) entered into a Share and Interest Purchase Agreement (the “Purchase Agreement”) with GM Europe Service GmbH (“GM Europe”), an indirect wholly-owned subsidiary of General Motors Company (“GM”), pursuant to which GM Financial sold its shares of GMAC Management GmbH and its partnership interest in GMAC Germany GmbH & Co. KG (collectively, the “German Auto Finance Subsidiaries”), the top-level holding companies of GM Financial’s auto finance business in Germany, to GM Europe. The purchase price for the German Auto Finance Subsidiaries was approximately $580 million and was paid in cash.

GM Financial has also entered into certain intercompany agreements described below in Item 8.01, pursuant to which GM Financial will continue to manage the German Auto Finance Subsidiaries and retain the economic benefits and risks associated with the German auto finance operations going forward.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Purchase Agreement, which will be filed by GM Financial as an exhibit to its Form 10-K for the year ending December 31, 2013.

Item 8.01 Other Events

GM Financial has entered into certain intercompany agreements with certain direct and indirect wholly-owned subsidiaries of GM, pursuant to which GM Financial will continue to manage the German Auto Finance Subsidiaries and will continue to retain the economic benefits and risks associated with the German auto finance operations going forward. As a result, GM Financial will continue to consolidate the German Auto Finance Subsidiaries on GM Financial’s consolidated financial statements, and there will be no material change in GM Financial’s consolidated financial statements as a result of these transactions. GM Financial’s earnings and profits associated with the German auto finance operations will be dependent on these agreements and not on the actual ownership of the German Auto Finance Subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Motors Financial Company, Inc.
(Registrant)

Date: December 23, 2013	By:	/s/ CHRIS A. CHOATE
Chris A. Choate
Executive Vice President, Chief Financial Officer and Treasurer